EXHIBIT 99.1

Contact:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES REPORTS PRELIMINARY SECOND QUARTER 2007 RESULTS

YOUNGSVILLE, NC, August 8, 2007 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported preliminary results for the second quarter ended June 30, 2007. Xerium Technologies also announced that based upon its review of interest rate swaps that it entered into in June 2005, it is evaluating the appropriate accounting for these swaps for the periods since their inception. Accordingly, all financial results in this press release should be considered preliminary.

PRELIMINARY SECOND QUARTER RESULT HIGHLIGHTS

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Net sales for the second quarter of 2007 were $153.7 million, a 0.6% decrease from $154.6 million for the second quarter of 2006. Excluding currency effects described below, second quarter 2007 net sales decreased 3.8% from the second quarter of 2006.

•	Net cash generated by operating activities was $14.8 million for the second quarter of 2007 compared to $18.3 million in the same quarter last year.

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Adjusted EBITDA (as defined in the Company’s credit facility) was $38.2 million for the second quarter of 2007, compared to $39.9 million for the second quarter of 2006. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•	Income for operations was $23.9 million for the second quarter of 2007 compared to $26.4 million for 2006. Restructuring expense was approximately $1 million higher in 2007.

•	Cash on hand at June 30, 2007 was $24.7 million compared to $16.8 million at December 31, 2006 and $32.5 million at June 30, 2006.

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Separately, the Company announced today that on August 7, 2007, its Board of Directors had declared a dividend of $0.1125 per share of common stock payable on September 14, 2007 to shareholders of record as of the close of business on September 5, 2007.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “We announced last quarter that we were implementing a number of significant initiatives designed to diminish the impact of market pressures on our business. I am pleased to report that even though our operating environment continues to be challenging, we are beginning to see measurable results from those actions, including both improved sales and income form operations from first quarter levels this year.”

Our clothing business continues to demonstrate resiliency and promise for the future as new customer contracts are secured and the operating difficulties that we faced in 2006 are put behind us. The path to incremental growth for this segment rests with our ability to continue to increase the value we bring to our customers, building on a history of helping customers reduce their costs and continuing to introduce new products that deliver enhanced performance and efficiency. The expansion programs we have announced in Asia and South America are on track and represent another key element of our growth plans for our clothing business.”

He continued, “In the roll covers business, it is clear that as the paper industry contracts in North America and Western Europe and pricing continues to be challenging, the volume potential of this business will diminish in those regions. Our focus will be on expanding our presence in roll covers in Asia and adding related new services and products. To that end, we expect to establish a physical presence for Xerium in China by mid-2008. Additionally, we have recently entered into an alliance to expand the range of mill-site services we offer customers in the North American market. The services include in-mill non-destructive testing and inspection services, laser roll profiling, doctor system repair and maintenance, optical and laser alignment, IR studies and a full range of dryer system inspection and repair services.

Mr. Gutierrez concluded, “As we noted last quarter, we do not expect that market conditions will improve over the coming year, nor do we expect that they will decline significantly. We do anticipate that, similar to the last two years, we will see some seasonality during the third quarter, as our customers take advantage of the summer holidays to temporarily idle capacity. However, based upon the initial success of the actions we are taking, in terms of new product introductions, expansion into growing markets and the restructuring efforts taken earlier this year, we remain confident about Xerium’s long-term market position and prospects.”

ADDITIONAL PRELIMINARY QUARTERLY FINANCIAL HIGHLIGHTS

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Capital expenditures for the second quarter of 2007 were $7.3 million, compared to $9.5 million for the second quarter of 2006. Approximately $4.7 million of capital expenditures in this year’s quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $2.6 million used to sustain the Company’s existing operations and facilities. The Company expects capital expenditures to increase markedly over the remainder of 2007, as expansion projects in Vietnam and South America ramp up, so that total capital expenditures for 2007 will be approximately $50 million.

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During the second quarter of 2007, the Company continued to streamline its global operating structure, and incurred associated restructuring charges of $1.2 million. Xerium expects to incur an additional $1.0 million to $1.5 million in restructuring expenses during the remainder of 2007.

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On May 2, 2007, the Company amended its credit facility agreement with its bank lenders to provide additional financial flexibility as it seeks to invest in programs aimed at increasing growth, accelerating the payment of debt and reducing its cost structure. The agreement modifies certain covenants, ratios and definitions, as described in the Company’s Form 8-K filed on May 2, 2007. In connection with the amendment, the Company paid an amendment fee of approximately $1.5 million, as well as other fees and expenses.

The following table presents net sales for the second quarter of 2007 and 2006 by segment and the effect of currency on pricing and translation on second quarter 2007 net sales:

	Net Sales Three Months Ended June 30,			Increase in Q2 2007 net sales due to currency translation*	Percent increase (decrease) in net sales from Q2 2006 to Q2 2007
	2007	2006	Increase (decrease) in net sales from Q2 2006 to Q2 2007		Total	Excluding currency translation effect	**Change in Q2 2007 net sales due to currency effects on pricing	Percent decrease in net sales from Q2 2006 to Q2 2007 excluding effect of currency on pricing and translation
Clothing	$102.9	$99.8	$3.1	$5.2	3.1%	(2.1)%	$(2.1)	(0.0)%
Roll Covers	50.8	54.8	(4.0)	1.8	(7.3)%	(10.6)%	—	(10.6)%
Total	$153.7	$154.6	$(0.9)	$7.0	(0.6)%	(5.1)%	$(2.1)	(3.8)%

*	Increase in second quarter 2007 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the second quarter of 2006 from (ii) net sales for the second quarter of 2006 at the applicable average foreign currency exchange rate for the second quarter of 2007.
**	Change in the second quarter 2007 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

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Clothing segment sales during the second quarter of 2007 increased 3.1% to $102.9 million from $99.8 million in the comparable period of 2006, reflecting favorable currency effects and increased sales in Asia, partially offset by reduced sales volumes in North America and Europe. Excluding the currency effects described above, clothing segment sales for the second quarter of 2007 remained essentially unchanged as compared with the second quarter of 2006.

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Restructuring expenses were $1.0 million in the Clothing segment during the second quarter of 2007 related principally to streamlining the operating structure in Xerium’s European clothing businesses. In the second quarter of 2006, restructuring expenses were $200,000.

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Clothing segment earnings for the second quarter of 2007 of $26.3 million decreased by 4.4% compared to the prior year quarter’s $27.5 million, reflecting primarily currency effects, offset somewhat by cost savings from restructuring initiatives implemented in the first quarter of 2007.

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Overall pricing levels in the Clothing segment exhibited a similar pattern as experienced during the first quarter of 2007, declining less than 1% in the second quarter of 2007 compared to the same period in 2006.

Roll Covers Segment Commentary

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Roll covers segment sales during the second quarter of 2007 decreased 7.3% to $50.8 million from $54.8 million in the same period in 2006, primarily due to lower sales in North America and Europe, partially offset by favorable currency effects. Excluding the currency effects described above, in the second quarter of 2007, roll covers segment sales decreased 10.6% from the second quarter of 2006.

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Roll covers segment earnings for the second quarter of 2007 of $14.2 million decreased 7.8% compared to the prior year quarter. This decline reflected primarily lower sales, consistent with industry conditions.

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Overall pricing levels in the Roll Covers segment exhibited a similar pattern as experienced during the first quarter of 2007, declining by approximately 2% in the second quarter of 2007 compared to the same period in 2006.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these preliminary results tomorrow morning, Thursday, August 9, 2007, beginning at 8 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-866-713-8307, using passcode 39010368, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-597-5307, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 33 manufacturing facilities in 14 countries around the world, Xerium Technologies has approximately 3,800 employees.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for period ended December 31, 2006 filed with the Securities and Exchange Commission and subsequent SEC filings. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or related impairment costs and costs for programs intended to increase productivity and economic efficiency or our market share capacity, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets (not to exceed $11.0 million in the aggregate for 2005, $4.0 million in the aggregate for 2006, $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income (loss) which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

The financial results included below are preliminary and subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified in connection with the ongoing evaluation concerning hedge accounting matters related to our interest rate swaps that were entered into in June 2005, as indicated above.

	Three Months Ended June 30,
(in thousands)	2007	2006
Net cash provided by operating activities	$14,825	$18,335
Interest expense, net; income taxes; and net change in operating assets and liabilities	20,159	21,245
Stock-based compensation	(660)	(779)
Deferred financing cost amortization	(900)	(777)
Gain (loss) on disposition of property and equipment	1,223	(69)
Unrealized foreign exchange gain (loss) on indebtedness, net	20	(1,465)

EBITDA	34,667	36,490
Unrealized foreign exchange (gain) loss on indebtedness, net	(20)	1,465
Restructuring expenses	1,220	176
Growth program costs (B)	1,587	—
Inventory write-offs under restructuring programs	80	—
Non-cash compensation and related expenses	660	779
Non-recurring expenses resulting from cost reduction programs (C)	34	1,030

Adjusted EBITDA	$38,228	$39,940

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 142 and 144 have been added back to Adjusted EBITDA.
(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 2, 2007, growth programs are those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the three months ended June 30, 2007 include expenses incurred for our lean manufacturing initiatives, expansion into Vietnam and other growth programs. Growth program costs were not added back to net income in calculating Adjusted EBITDA for the three months ended June 30, 2006 based upon the credit facility as in effect at that time.
(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three months ended June 30, 2007. These fees, expenses and charges are presented in the following table:

(in thousands)	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
Environmental charges in connection with facilities closures pursuant to cost reduction programs	$—	$—

Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (1)	34	1,030

Total	$34	$1,030

(1)	For the three months ended June 30, 2007, the amount includes added operating costs related to facility closures in Italy. For the three months ended June 30, 2006, the amount includes added operating costs related to facility closures in North America.